                                                                  Exhibit (a)(5)

                         (LOGO Wright & Company, Inc.)
                                 March 25, 2002

Everflow Eastern Partners, LP
585 West Main Street
Canfield, OH 44406

ATTENTION: Mr. William A. Siskovic

Gentlemen:

   SUBJECT: SUMMARY REPORT
            Evaluation of Oil and Gas Reserves
            To the Interests of Everflow Eastern Partners, L.P.
            In Appalachian Basin Properties
            Utilizing Constant Economics
            Effective December 31, 2001
            Job 02.661

     Wright & Company, Inc. has performed an evaluation to estimate proved and probable reserves and cash flow from certain oil and gas properties to the subject interests. This evaluation was authorized by Mr. William A. Siskovic of Everflow Eastern Partners, L.P. (Everflow). Projections of the reserves and cash flow to the evaluated interests were based on economic parameters and operating conditions considered to be applicable as of December 31, 2001, and on projected changes in these parameters and conditions as specified by Everflow. This evaluation includes various economic and/or technical considerations which are outside the guidelines of the Securities and Exchange Commission (SEC) for disclosing reserves and cash flow in Form 10-K or other SEC filings. The following is a summary of the results of the evaluation effective December 31, 2001:

                                    PROVED           PROVED
                                   DEVELOPED        DEVELOPED
                                   PRODUCING       NONPRODUCING       TOTAL
TOTAL COMPANY INTEREST               (PDP)           (PDNP)           PROVED
---------------------              ---------      --------------      ------

Net Reserves to the
 Evaluated interests:
  Oil, Mbbl:                         704.011         15.310             719.321
  Gas, Mmcf:                      40,570.789      1,363.716          41,924.505
Cash Flow (BTAX), M$
 Undiscounted:                    77,678.840      3,344.135          81,022.975
 Discounted at 10%
  Per Annum:                      44,145.107      1,987.607          46,132.714

-------------------------------------------------------------------------------

  5200 Maryland Way o Suite 100       18 Augusta Pines Drive o Suite 151W, No. 1
   Brentwood, Tennessee 37027                  Spring, Texas 77389
(615) 370-0755  Fax (615) 370-0756      (832) 381-1220  Fax (832) 381-1225

                           mail@wrightandcompany.com

Mr. William A. Siskovic
Everflow Eastern Partners, L.P.
March 25, 2002
Page 2

     The attached Definitions of Oil and Gas Reserves describe all categories of reserves, and the Discussion describes the bases of this evaluation.

     It has been a pleasure to serve you by preparing this evaluation. All related data will be retained in our files and are available for your review.

                                        Yours very truly,

                                        /s/ Wright & Company, Inc.
                                        -------------------------------------
                                        Wright & Company, Inc.


DRW/EKL
Attachments
Job 02.661/Rptltr.Doc